EXHIBIT 10.2

INTELLI-CHECK – MOBILISA, INC.

STOCKHOLDER VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of March 14, 2008 by and among Intelli-Check – Mobilisa, Inc., a Delaware corporation (the “Company”), and each of the individuals and entities signatory hereto (each a “Voting Party” and collectively, the “Voting Parties”).

WITNESSETH:

WHEREAS, this Agreement is made pursuant to the Merger Agreement, dated November 20, 2007, by and among the Company, Intelli-Check Merger Sub, Inc., a Washington corporation, Mobilisa, Inc., a Washington corporation, and certain common shareholders of Mobilisa, Inc. (the “Merger Agreement”).

WHEREAS, each of the Voting Parties owns the shares of the Company’s capital stock set forth opposite his or her name on Exhibit A and wishes to provide for orderly elections of the Company’s Board of Directors (the “Board of Directors”).

WHEREAS, it is a condition of the Merger Agreement that each of the Voting Parties enter a voting agreement with the Company in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Terms. Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given to such terms in the Merger Agreement.

2. Agreement to Vote. During the term of this Agreement, to the extent they are entitled under the Company’s Certificate of Incorporation and the Delaware General Corporation Law to vote on a particular matter, each Voting Party agrees to vote all securities of the Company that he or she may vote in the election of the Company’s directors that such Voting Party now has or hereafter acquires (hereinafter referred to as the “Voting Shares”) in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent.

3. Election of Board of Directors.

3.1 Voting. For a period of one (1) year after the date hereof and subject to the Company’s Certificate of Incorporation and the Delaware General Corporation Law, each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to elect (and maintain in office) as members of the Board of Directors the following persons:

(i) The four (4) persons named by the Parent Directors to the slate of directors presented for election at each annual or special meeting of stockholders where the Board of Directors is to be elected; and

(ii) The four (4) persons named by the Company Directors to the slate of directors presented for election at each annual or special meeting of stockholders where the Board of Directors is to be elected.

3.2 Size of the Board of Directors. For a period of one (1) year after the date hereof, the parties hereto agree that they will vote to, and that they will cause the Board of Directors to, maintain the size of the Board of Directors at eight (8) persons, unless the Board of Directors unanimously (with all directors voting) votes to increase the number of directors on the Board of Directors.

3.3 Obligations; Removal of Directors; Vacancies. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Company’s Certificate of Incorporation or Bylaws as required to effect the intent of this Agreement. Each of the Voting Parties and the Company agrees not to take any actions that would materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Company’s Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Company’s Board of Directors are to the Company’s stockholders as a whole. Any director elected pursuant to the terms hereof may be removed, with or without cause, only by those Voting Parties entitled to designate such director. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Company’s Board of Directors, the Company and the Voting Parties agree to take all such action as is reasonable and necessary, including the voting of shares of capital stock of the Company by the Voting Parties as to which they have beneficial ownership, to cause the election or appointment of such other substitute person to the Board of Directors as may be designated on the terms provided herein.

4. Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein. The Company shall not permit the transfer of any Voting Party’s Voting Shares unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

5. Covenants. The Company and each Voting Party agrees to take all actions required to ensure that the rights given to each Voting Party hereunder are effective and that each Voting Party enjoys the benefits thereof. Such actions include, without limitation, the use of best efforts to cause the nomination of the designees, as provided herein, for election as directors of the Company. Neither the Company nor any Voting Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company or any such Voting Party, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Voting Party hereunder against impairment.

6. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Restrictive Legend. Each certificate representing any of the Voting Shares subject to this Agreement shall be marked by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

8. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

9. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

10. Termination. The term of this Agreement shall commence on the date hereof and end one (1) year from the date hereof.

11. Amendments and Waivers. Except as otherwise provided herein, additional parties may be added to this Agreement, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, and (b) the holders of a majority of Voting Shares then held by the Voting Parties.

12. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and the minimum number of Voting Shares pursuant to which certain Voting Parties may name designees will be appropriately adjusted.

13. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

17. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, except for that certain Director Agreement, dated as of even date, by and among the Company and the directors of Intelli-Check, Inc. and Mobilisa, Inc., and supersedes any prior agreement or understanding among the parties (including, without limitation, the Prior Agreement), with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

18. Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent and submit to the exclusive jurisdiction of, and venue in, the state courts in Wilmington County in the State of Delaware.

This Stockholder Voting Agreement is hereby executed effective as of the date first set forth above.

COMPANY

INTELLI-CHECK – MOBILISA, INC.
a Delaware corporation

By:	/s/ Nelson Ludlow

Name:	Nelson Ludlow

Title:	Chief Executive Officer

[Signature page to the Stockholder Voting Agreement]

VOTING PARTIES

If an individual:

/s/ Nelson Ludlow
Name: Nelson Ludlow

If an individual:

/s/ Bonnie Ludlow
Name: Bonnie Ludlow

[Signature page to the Stockholder Voting Agreement]

Exhibit A

Bonnie Ludlow	7,996,364 common shares

Nelson Ludlow	4,158,456 common shares